Exhibit 1.3

                                  (Translation)

                      REGULATIONS OF THE BOARD OF DIRECTORS

(Purpose)

        Article 1. These Regulations shall set forth matters concerning the role and function of the Board of Directors of the Company, the management of the meeting of the Board of Directors of the Company and matters to be resolved thereof.

(Application)

        Article 2. Any matters with regards to the Board of Directors shall be governed by these Regulations in addition to the applicable statutes and the Articles of Incorporation.

(Role and Function)

        Article 3. The Board of Directors of the Company shall conduct decision-making activities as to important matters set forth in the applicable statutes, the Articles of Incorporation and these Regulations relating to the Company and the Ricoh group companies, as well as supervise the management of all Ricoh group companies. The Board of Directors shall allocate management resources through deliberation and approval of management policy and the decision-making activities of other important matters. The Board of Directors shall motivate senior management by supervising and evaluating the state of execution of management policy, and by making appointment and removal decisions as well as determining the compensation levels of senior management based on the state of execution of management policy. With respect to the deliberations of the Board of Directors, the Board of Directors shall place importance on social responsibility, compliance and increasing transparency in their deliberations.

(Organization)

        Article 4.   The Board of Directors shall consist of all Directors.

(Attendance by Corporate Auditors)

        Article 5. Corporate Auditors shall attend the meetings of the Board of Directors and, when necessary, express their opinions at the meeting.

(Types of Meetings of the Board of Directors)

        Article 6. Meetings of the Board of Directors shall consist of ordinary meetings of the Board of Directors and extraordinary meetings of the Board of Directors. Ordinary meetings of the Board of Directors shall be held periodically at least once every three (3) months, and extraordinary meetings of the Board of Directors shall be held whenever necessary.

(Committee)

        Article 7. The Company shall establish a Nomination and Compensation Committee as a committee within the Board of Directors. The composition, function,

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management, etc. of the Nomination and Compensation Committee shall be set forth separately.

(Chairman of the Board of Directors)

        Article 8. The Chairman of the Board of Directors shall be appointed from the Directors by a resolution of the Board of Directors. If the Chairman of the Board of Directors is unable to act, another Director shall be appointed as the Chairman by a resolution of the Board of Directors, in the order set forth in advance, and perform the duties of the Chairman of the Board of Directors.

(Convocation of Meetings of the Board of Directors)

        Article 9. Meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors. If the Chairman of the Board of Directors is unable to act, another Director shall be appointed as the Chairman by a resolution of the Board of Directors, in the order set forth in advance, and perform the duties of the Chairman of the Board of Directors. Each Director and Corporate Auditor may request convocation of a meeting of the Board of Directors by submitting a document that includes an agenda and sets forth the reason for such meeting to the person with the right to convene such meeting. If a notice of convocation of a meeting of the Board of Directors to be held within two (2) weeks from the date of such request is not dispatched within five (5) days of such request, the Director or Corporate Auditor who requested such meeting may convene a meeting of the Board of Directors.

(Notice of Convocation)

        Article 10. A notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days prior to the date set forth for such meeting; provided, however, that with the consent of all Directors and Corporate Auditors, a meeting of the Board of Directors may be held without the convocation procedure.

(Resolution)

        Article 11. Resolutions of the Board of Directors shall be adopted by the affirmative vote of a majority of the Directors present at the meeting, whereby a majority of all Directors shall constitute a quorum. However, in the case that the votes for and against the resolution are the same in number, the Chairman of the Board of Directors shall make a final decision. A Director who has a special interest in any proposal that is deliberated by the Board of Directors shall not be entitled to vote on such matter.

(Attendance by Third Parties)

        Article 12. The Board of Directors may request any person other than Directors and Corporate Auditors to attend a meeting of the Board of Directors and to provide reports or opinions whenever necessary.

(Matters to be Resolved)

        Article 13. The following matters shall be resolved at a meeting of the Board of Directors:

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1.      Statutory matters

        1-1 Establishment, relocation and closure of a branch and other important organizations;

        1-2 Transfer and acquisition of business and disposal and acquisition of important assets;

        1-3 A significant amount of borrowing, donation, capital contribution, loan, guarantee, furnishing of collateral and waiver of indebtedness;

        1-4 Appointment and discharge of a Representative Director, manager and other important employees and appointment and change of co-representatives;

        1-5 Approval of transactions between a Director and the Company, and competing transaction by a Director;

        1-6     Issuance of new shares (including various types of share);

        1-7     Capitalization of reserves;

        1-8     Stock splits;

        1-9 Increase of the total number of shares to be issued by the Company at the ratio in accordance with a stock split and amendments to the Articles of Incorporation pursuant to such increase;

        1-10    Interim dividends;

        1-11 Issuance of corporate bonds and bonds with stock options (SHINKABU-YOYAKUKEN);

        1-12 Approval of the balance sheet, profit and loss statement, business report, proposal relating to the disposition of profits and other annexed specifications;

        1-13 Determination regarding the convocation of a meeting of the shareholders and its agenda;

        1-14 Determination regarding matters delegated by a resolution of the meeting of the shareholders;

        1-15 Acquisition of its own stock by the Company based on a resolution adopted at the ordinary meeting of the shareholders;

        1-16 Acquisition of its own stock owned by a subsidiary of the Company;

        1-17    Disposition of the treasury stock by the Company;

        1-18    Elimination of the treasury stock by the Company;

        1-19 Amendments to the Articles of Incorporation as a result of a decrease in the number of shares per unit or abolishment of the unit system;

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        1-20    Issuance of stock options;

        1-21 Computerization of exercising voting right at a shareholders' meeting;

        1-22    Computerization of the publication of financial statements; and

        1-23    Other matters stipulated by laws and regulations.

2.      Matters authorized by the Articles of Incorporation

        2-1     Acquisition of the treasury stock by the Company;

        2-2 Appointment of a transfer agent and designation of its handling offices;

        2-3     Establishment of and amendment to the Share Handling
                Regulations; and

        2-4 Setting forth a date of record, which determines who are the shareholders that are entitled to exercise the relevant rights.

3. Other important matters relating to the execution of business of the Company.

(Business Affairs of Company)

        Article 14. Pursuant to the statutes, the Articles of Incorporation and these Regulations, a Representative Director shall execute the business of the Company and act as a representative of the Company to third parties as part of his duties. In the event that there are more than one (1) Representative Directors, the President who is also a Director shall be the chief executive officer of the Company.

(Matters to be reported to the Board of Directors and the Board of Corporate Auditors)

        Article 15. The Board of Directors shall receive reports concerning the following matters:

        1-1 The President shall report on the conditions of the execution of the business of the Company to the Board of Directors at least once every three (3) months. The President may cause any other person to provide a report on his/her behalf.

        1-2 The Board of Directors shall receive reports on the following matters by the relevant Directors:

                (i) Competing transactions (Article 264, Paragraph 2 of the Commercial Code);

                (ii) Transactions between a Director and the Company, and transactions in which there is a conflict of interest between a Director and the Company (Article 265, Paragraph 3 of the Commercial Code); and

                (iii)   Other important matters.

        1-3 The Board of Directors shall receive reports on the summary of the deliberations of a meeting of the Nomination and Compensation Committee and the results thereof.

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2.      The Board of Directors shall receive reports on matters set forth by the statutes (Article 260-3, Paragraph 2 of the Commercial Code) from the Corporate Auditors.

(Minutes)

        Article 16. The summary of the proceedings of a meeting of the Board of Directors and the results thereof shall be recorded in the minutes of the meeting of the Board of Directors, to which each Director and Corporate Auditor present at such meeting shall print his/her name and affix his/her seal, and which minutes shall be kept in safe-keeping by the Company. Such minutes shall be kept for ten (10) years at the principal office of the Company.

(Board of Directors Clerical Office)

        Article 17. The Chief Secretary shall handle any administrative matters concerning the Board of Directors.

(Other Matters)

        Article 18. Any matters relating to the administration of the meetings of the Board of Directors which are not provided for by the statutes, the Articles of Incorporation or these Regulations shall be determined by the Chairman.

(Amendment to or Abolition of These Regulations)

        Article 19. The amendment to or abolishment of these Regulations shall be subject to the resolution by the Board of Directors.

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                            SUPPLEMENTARY PROVISIONS

Date of Establishment and Enactment:         October 1, 1982

Date of Enactment of Amendment:              July 1, 1977

                                             February 7, 1978

                                             September 21, 1982

                                             October 1, 1987

Date of Confirmation:                        October 1, 1997

Date of Enactment of Amendment:              June 26, 1998

                                             June 29, 2000

                                             October 1, 2001

                                             May 1, 2002

                                             June 25, 2004

                                             June 28, 2005

Approved by:                                 The Board of Directors

Section in Charge:                           Secretariat Office

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